Exhibit 99.1
Spirit Airlines Reports December 2016 Traffic

MIRAMAR, Fla., (January 10, 2017) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for December 2016.

Traffic (revenue passenger miles) in December 2016 increased 12.5 percent versus December 2015 on a capacity (available seat miles) increase of 16.6 percent. Load factor for December 2016 was 80.3 percent, a decrease of 3.0 percentage points compared to December 2015. The Company attributes the decline in load factor year over year as primarily related to fewer peak leisure travel days in December 2016 vs. December 2015, driven by the Christmas holiday shift.  In addition,  the Company had 14 routes in their initial spool period (service launched within the last three months) in December 2016 compared to only 2 in December 2015 that, as anticipated, contributed to the decline in load factor year over year.

Preliminary Traffic Results

	December 2016	December 2015	Change
Revenue passenger miles (RPMs) (000)	1,865,536	1,657,875	12.5%
Available seat miles (ASMs) (000)	2,322,528	1,991,092	16.6%
Load factor	80.3%	83.3%	(3.0) pts
Passenger flight segments	1,857,612	1,621,169	14.6%
Average stage length (miles)	986	1,008	(2.2)%
Total departures	13,312	11,612	14.6%

	YTD 2016	YTD 2015	Change
Revenue passenger miles (RPMs) (000)	21,581,611	17,995,311	19.9%
Available seat miles (ASMs) (000)	25,494,645	21,246,156	20.0%
Load factor	84.7%	84.7%	--
Passenger flight segments	21,618,039	17,921,419	20.6%
Average stage length (miles)	979	987	(0.8)%
Total departures	149,514	128,902	16.0%

Preliminary Systemwide Operational Performance

December 2016
On-Time Performance[1]	73.3%
Completion Factor	97.8%

1Total percentage of flights arriving within 14 minutes of scheduled arrival time.

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our Fit Fleet™, the youngest fleet of any major U.S. airline, we operate more than 400 daily flights to 59 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.
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